Exhibit 99.2

PRESS RELEASE

RELATIONAL REQUESTS CLARIFICATION OF MAJOR CONTRADICTION

IN SOVEREIGN’S STATEMENTS

SAN DIEGO, CA, November 10, 2005 — On October 25, 2005, during an investor conference call sponsored by Sovereign Bancorp, Inc. (NYSE: SOV), Sovereign’s Chairman and CEO Mr. Jay S. Sidhu made the following statement:

“It [the Investment Agreement between Banco Santander Central Hispano, S.A. and Sovereign (the “Investment Agreement”)] definitely enhances Sovereign’s capital flexibility. Santander will be involved in a structure whereby the source of strength doctrine will apply, which means basically our credit ratings will improve. They are going to guarantee the capital availability to Sovereign all the time and they stand behind Sovereign 100% as far as from a regulatory point of view.” (emphasis added)

Relational Investors does not believe that the source of strength doctrine applies to Sovereign.  Moreover, this statement appears to contradict the plain language on page 48 of the Investment Agreement filed by Sovereign on Form 8-K with the Securities and Exchange Commission on October 27, 2005:

“Section 6.04. Tier 1 Capital; Debt Financing. To the extent that the aggregate purchase price for the Shares payable at the Closing is less than the purchase price in the Independence Transaction, Buyer shall purchase, upon the request of the Company, non-voting preferred shares/Tier 1 qualifying instruments of the Company (the “Capital Instruments”) and will provide debt financing to the Company, in each case, on market terms and pricing in effect at the date of issuance, the proceeds of which will be sufficient to enable the Company to pay such difference; provided that Buyer shall not be obligated to purchase Capital Instruments for an aggregate purchase price exceeding $600 million and Buyer shall not be obligated under this Section 6.04 for any amount in excess of $1.2 billion.”

Resolving this confusion and uncertainty between Sovereign’s statement and the plain language of the Investment Agreement is material to investors, as Sovereign’s projected future Tier 1 regulatory capital levels, guarantees (if any) and requirements are material to a reasonable investor’s valuation of the Company’s common stock.  If Sovereign’s agreement with Santander has been modified, if there is an undisclosed side letter or other arrangement related to this issue or if there is another explanation for the apparent contradiction, we request that the Company make a prompt and thorough disclosure; otherwise, there should be immediate clarification of Mr. Sidhu’s statement.

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.0 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL REVISE AND FILE THE PRELIMINARY PROXY STATEMENT IN RESPONSE TO SEC COMMENTS AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com

Anna Cordasco, Stephanie Pillersdorf, Jonathan Gasthalter or Carrie Bloom

Citigate Sard Verbinnen

(212) 687-8080

cbloom@sardverb.com